ARTICLES OF AMENDMENT

                                     TO THE
                          ARTICLES OF INCORPORATION OF

                                PACIFIC CMA, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation

FIRST:            The name of the corporation is Pacific CMA, Inc.

SECOND: The following amendment ot the Articles of Incorporation was adopted on September 12, 2002, as prescribed by the Colorado Business Corporation Act. The test of the amendment to Article Fourth of the Articles made as follows:

                  The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors, provided that the number of directors shall not be more than nine (9) nor less than three (3).

THIRD The amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

FOURTH: The name and maling addree of the individual causing this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is:


                                                           Scott Turner
                                                           Pacific CMA, Inc.
                                                           4750 Table Mesa Dr.
                                                           Boulder, CO 80305